UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 21, 2009

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-31560	98-0355609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed in the Company’s Form 8-K filed on January 12, 2009, David A. Wickersham resigned from his employment as President and Chief Operating Officer effective January 12, 2009. On January 21, 2009, the Company and Mr. Wickersham entered into a separation and release agreement pursuant to which Mr. Wickersham will receive, as consideration for entering into the separation and release agreement as well a separate restrictive covenants agreement (described below), cash payments in an amount equal to 18 months of his annual base salary ($1,209,000) in two installments: one installment of $462,321 payable on or before February 13, 2009, and a second installment of $746,679 payable within 15 business days of January 16, 2010. In addition, the separation and release agreement provides for a separate lump sum cash payment of $27,679, payable on or before February 13, 2009, which payment is intended to help defray Mr. Wickersham’s costs of obtaining continued health insurance coverage pursuant to COBRA.

Payment of the first and the second installments is contingent upon Mr. Wickersham’s compliance with the terms of both the separation agreement and the restrictive covenants agreement also entered into between the Company and Mr. Wickersham on January 21, 2009, which restrictive covenants agreement precludes Mr. Wickersham from actions which include: (i) accepting employment with a Seagate competitor; (ii) soliciting business from Seagate customers; and/or (iii) soliciting Seagate employees for alternative employment, in each case, for a period commencing on January 12, 2009 and ending on July 16, 2010.

In addition to the payments described above, under the separation and release agreement Mr. Wickersham has agreed that for a period of twelve months, beginning January 16, 2009, he will serve as a consultant to the Company on an as needed basis. In the event the Company engages Mr. Wickersham to perform any consulting services, he will be paid at an hourly rate of $375, and will be reimbursed for any reasonable out-of-pocket or travel expenses incurred in providing the consulting services.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY

Date: January 27, 2009	By:	/s/ KENNETH M. MASSARONI
		Name:	Kenneth M. Massaroni
		Title:	Senior Vice President, General Counsel and Secretary